Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2006 (December 22, 2006 as to references to segment information in Notes 4, 5, and 20), relating to the consolidated financial statements R.R. Donnelley & Sons Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s acquisition on February 27, 2004 of all the outstanding shares of Moore Wallace Incorporated) appearing in the R.R Donnelley & Sons Company Current Report on Form 8-K dated December 22, 2006, and our reports dated March 1, 2006 relating to the financial statement schedule of R.R. Donnelley & Sons Company and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of R.R. Donnelley & Sons Company for the year ended December 31, 2005 and to the references to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 3, 2007